Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 David L. Urban (Investors) (414) 524-2838 Fraser Engerman (Media) (414) 524-2733	January 18, 2013

Johnson Controls Reports First Quarter Fiscal 2013 Financial Results

MILWAUKEE, January 18, 2013 . . . Johnson Controls today reported its financial results for the first quarter of fiscal 2013. Highlights include:

•	Net sales of $10.4 billion, level with the 2012 first quarter.

•	Income from business segments of $541 million vs. $621 million, down 13 percent.

•	Net income of $354 million, or $0.52 per diluted share, compared with net income of $424 million, or $0.62 per diluted share in the 2012 first quarter.

“Our first quarter results were in-line with the expectations we announced during our earnings release last October. Global demand in our markets was softer than a year ago, but we benefitted from the strong backlog of business we had entering the fiscal year,” said Stephen A. Roell, chairman and chief executive officer of Johnson Controls. “European demand continued to soften and we began restructuring initiatives in the third and fourth quarters of fiscal 2012 to improve our performance in the region. We expect to realize the benefits of those actions in the second half of the year.”

Business results

Building Efficiency sales in the fiscal first quarter of 2013 were $3.5 billion, comparable to the 2012 first quarter as higher sales in Asia and Global Workplace Solutions were offset by lower demand in Europe and North America. Backlog was level compared to the first quarter of last year at $5.1 billion, with higher demand in Asia offset by softness in North America. Orders were lower, with a double-digit increase in China more than offset by other geographic regions.

Segment income of $172 million was up 19 percent compared with last year, consistent with the company’s expectations, as the company continued to implement cost reduction and pricing initiatives.

Automotive Experience revenues in the fiscal first quarter of 2013 were $5.2 billion, comparable to the 2012 quarter, as higher automotive production in North America and Asia was offset by lower production in Europe. Automotive industry production in the quarter increased 11 percent in North America and 3 percent in Asia versus a decline of 9 percent in Europe. Seating and Interiors sales were equal to last year while Electronics revenues declined due to lower auto production rates in Europe where the company has a higher level of electronics content. Revenues in China, which are primarily related to seating and generated through non-consolidated joint ventures, increased 21 percent to $1.4 billion. Johnson Controls has 29 joint ventures in China operating 56 manufacturing plants and expects to open 10 additional facilities in the next 18 months.

Automotive Experience segment income was $101 million, 50 percent lower than in the first quarter of 2012. The decrease was a result of improvements in North America being more than offset by higher engineering and product development costs, the impact of lower volumes in Europe, as well as operational inefficiencies the company is taking steps to address. Profitability improved in the Interiors segment as a result of the company’s cost reduction initiatives.

At its North American auto show exhibit in Detroit this week, Johnson Controls showcased more than 30 innovative seating, interior and electronics technologies designed to help automakers differentiate future vehicle models.

Power Solutions sales in the first quarter of 2013 increased 4 percent to $1.7 billion led by a double-digit increase in unit shipments in Asia as well as higher demand in Europe. Original equipment battery shipments in North America were higher year-over-year, while aftermarket unit shipments were lower. Power Solutions segment income was $268 million, down 3 percent versus $275 million in the first quarter of 2012.

The company said that the ramp up of its recycling facility in South Carolina and construction of its second Chinese battery plant are proceeding on schedule. At the North American auto show, Johnson Controls introduced a unique lithium ion / lead acid battery module for the micro-hybrid vehicles that automakers are expected to launch later in the decade.

2013 outlook

“Uncertainties remain in our global markets, and we expect earnings in the first half of fiscal 2013 to be significantly lower than 2012, consistent with our earlier forecast. We continue to have confidence in our full-year guidance for higher revenues and earnings in fiscal 2013,” said Mr. Roell. “The long-term growth opportunities for our businesses are intact. We believe we have the right strategies and investments in place to outperform in our industries as the markets improve.”

Johnson Controls expects earnings per share of $0.40 - $0.42 in the second quarter of fiscal 2013. The forecast reflects the current European automotive production environment and short-term delays in flexing labor in the region as well as a high level of launch activity. The company also reaffirmed its guidance for the full fiscal year.

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FORWARD-LOOKING STATEMENTS

Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2012 and Johnson Controls’ subsequent Quarterly Reports on Form 10-Q. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.

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About Johnson Controls

Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 170,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2012, Corporate Responsibility Magazine recognized Johnson Controls as the #5 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com.

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January 18, 2013

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2012	2011 (Revised)
Net sales	$10,422	$10,417
Cost of sales	8,914	8,881

Gross profit	1,508	1,536
Selling, general and administrative expenses	(1,052)	(1,035)
Net financing charges	(61)	(49)
Equity income	85	120

Income before income taxes	480	572
Provision for income taxes	96	113

Net income	384	459
Less: income attributable to noncontrolling interests	30	35

Net income attributable to JCI	$354	$424

Diluted earnings per share	$0.52	$0.62

Diluted weighted average shares	687	689

Shares outstanding at period end	684	680

January 18, 2013

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions; unaudited)

	December 31, 2012	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$314	$265	$241
Accounts receivable - net	7,090	7,308	6,888
Inventories	2,260	2,227	2,283
Other current assets	3,164	2,873	2,425

Current assets	12,828	12,673	11,837
Property, plant and equipment - net	6,553	6,440	5,743
Goodwill	7,016	6,982	6,955
Other intangible assets - net	1,031	947	941
Investments in partially-owned affiliates	1,015	948	896
Other noncurrent assets	2,809	2,894	3,311

Total assets	$31,252	$30,884	$29,683

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,035	$747	$457
Accounts payable and accrued expenses	6,811	7,204	6,859
Other current liabilities	2,922	2,904	2,787

Current liabilities	10,768	10,855	10,103
Long-term debt	5,413	5,321	5,526
Other noncurrent liabilities	2,776	2,752	2,494
Redeemable noncontrolling interests	270	253	282
Shareholders’ equity attributable to JCI	11,870	11,555	11,137
Noncontrolling interests	155	148	141

Total liabilities and equity	$31,252	$30,884	$29,683

January 18, 2013

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended December 31,
	2012	2011 (Revised)
Operating Activities
Net income attributable to JCI	$354	$424
Income attributable to noncontrolling interests	30	35

Net income	384	459
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	223	196
Pension, postretirement health and other benefit expense	(16)	7
Pension, postretirement health and other benefit contributions	(16)	(342)
Equity in earnings of partially-owned affiliates, net of dividends received	(48)	(102)
Deferred income taxes	(8)	69
Other	13	18
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	241	206
Inventories	(20)	5
Restructuring reserves	(34)	(10)
Accounts payable and accrued liabilities	(167)	(305)
Change in other assets and liabilities	(254)	(298)

Cash provided (used) by operating activities	298	(97)

Investing Activities
Capital expenditures	(371)	(538)
Sale of property, plant and equipment	17	3
Acquisition of businesses, net of cash acquired	—	(11)
Other	(11)	(85)

Cash used by investing activities	(365)	(631)

Financing Activities
Increase in short and long-term debt - net	373	808
Payment of cash dividends	(253)	(109)
Other	35	(18)

Cash provided by financing activities	155	681

Effect of exchange rate changes on cash and cash equivalents	(39)	31

Increase (decrease) in cash and cash equivalents	$49	$(16)

January 18, 2013

FOOTNOTES

1. Business Unit Summary

In the fourth quarter of fiscal 2012, the Company changed its method of accounting for pension and postretirement benefits which required retrospective application to prior year financial statements. As a result of this accounting change, the segment income amounts shown below reflect a pension and postretirement expense reduction of $23 million ($0.03) for the fiscal 2012 first quarter.

	Three Months Ended December 31,
	(unaudited)
(in millions)	2012	2011 (Revised)%
Net Sales
Building Efficiency	$3,532	$3,542	0%
Automotive Experience	5,214	5,261	-1%
Power Solutions	1,676	1,614	4%

Net Sales	$10,422	$10,417

Segment Income (1)
Building Efficiency	$172	$145	19%
Automotive Experience	101	201	-50%
Power Solutions	268	275	-3%

Segment Income	$541	$621

Net financing charges	(61)	(49)

Income before income taxes	$480	$572

Net Sales
Products and systems	$8,357	$8,334	0%
Services	2,065	2,083	-1%

	$10,422	$10,417

Cost of Sales
Products and systems	$7,215	$7,159	1%
Services	1,699	1,722	-1%

	$8,914	$8,881

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring costs, and the net mark-to-market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

2. Income Taxes

The effective tax rate for the first quarter of fiscal 2013 and fiscal 2012 is 20 percent.

3. Earnings Per Share

	Three Months Ended December 31,
	2012	2011 (Revised)

	(unaudited)
Income Available to Common Shareholders

Basic income available to common shareholders	$354	$424

Interest expense, net of tax	—	1

Diluted income available to common shareholders	$354	$425

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	683.1	679.8
Effect of dilutive securities:
Stock options	3.6	5.6
Equity units	—	3.7

Diluted weighted average shares outstanding	686.7	689.1